Exhibit 99.1


                 QUIZNO'S(R) Posts Profit in 2nd Fiscal Quarter

        DENVER, CO - May 16, 2000 - The Quizno's Corporation (Nasdaq: QUIZ) posted $129,709 net income applicable to common shareholders, or $.04 per diluted share, in its 2nd fiscal quarter ended March 31, 2000. The profit compares to $652,446 net income applicable to common shareholders, or $.24 per diluted share, in the same three months ended March 31st, 1999. One-time proceeds from awarding master franchise rights to Japan were recorded in the period a year ago.

        Revenue increased 58 percent to $9.7 million in the 2nd quarter over $6.2 million in the same period a year ago. That included an increase of 55 percent in continuing fees, consisting of royalties and licensing fees, which grew from $2.5 million in the period a year ago to $3.9 million in the period just ended March 31, 2000.

        Company stores earned $376,132 on sales of $3.8 million in the 2nd quarter of 2000 compared to $183,564 on sales of $2 million in the same period last year. There were a total of 32 Company stores at the end of March 31, 2000, compared to 24 at the end of March 31, 1999.

        A total of 88 new QUIZNO'S Subs restaurants, including 10 international locations, were opened in the three months ending March 31, 2000, and a total of 103 new franchises were sold in the period, including 16 internationally.

        System wide sales were $63.9 million, up 75 percent, in the 2nd fiscal quarter over $36.5 million in the same period of 1999. Same store sales were up 7.8% in the period ending March 31, 2000, over the same period in 1999.

        The Company also announced today that Mark Laramie, Chief Operating Officer for the last year and a half, is no longer with the Company, effective May 10, 2000.

        The Company, which owns and operates and franchises QUIZNO'S Classic Subs restaurants, has grown from 18 restaurants in Denver in 1991 to more than 800 open today across the U.S. and in Puerto Rico, Canada, Japan, Costa Rica and Australia.

Certain information in this release are forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the U.S. and the other countries in which we franchise Restaurants, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the Restaurants, intensity of competition for locations and Franchisees, as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for the Company and its Franchisees at reasonable rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices. Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the Report on Form 10-KSB for the year ended September 30, 1999.

For More Information Contact:

Sue Hoover, EVP Corporate Communications
The Quizno's Corporation

720-359-3374